                                                                 EXHIBIT(a)(1)
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               PLASMA-THERM, INC.
                                       AT
                              $12.50 NET PER SHARE
                                       BY

                           VOLCANO ACQUISITION CORP.
                      A DIRECT WHOLLY-OWNED SUBSIDIARY OF

                           OERLIKON-BUHRLE USA, INC.
                      A DIRECT WHOLLY-OWNED SUBSIDIARY OF

                           OERLIKON-BUHRLE HOLDING AG

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 25, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) OF THE OFFER AT LEAST THAT NUMBER OF SHARES EQUIVALENT TO A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS. SEE SECTIONS 12 AND 14.
                            ------------------------

     THE BOARD OF DIRECTORS OF PLASMA-THERM, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT REFERRED TO HEREIN AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.
                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined below) should either (i) complete and sign the related Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the certificate(s) representing the tendered Shares, and all other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must instruct such person if he desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------

December 27, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
 1. Terms of the Offer; Expiration Date.....................      3
 2. Acceptance for Payment and Payment for Shares...........      4
 3. Procedure for Tendering Shares..........................      5
 4. Withdrawal Rights.......................................      7
 5. Certain Federal Income Tax Consequences.................      7
 6. Price Range of Shares...................................      9
 7. Effect of the Offer on the Market for Shares; Stock
  Quotation; Exchange Act Registration and   Margin
  Securities................................................      9
 8. Certain Information Concerning the Company..............     10
 9. Certain Information Concerning OBH, Parent and
  Offeror...................................................     13
10. Source and Amount of Funds..............................     14
11. Background of the Offer.................................     14
12. Purpose of the Offer and the Merger; Plans for the
  Company; the Transaction Documents........................     15
13. Dividends and Distributions.............................     27
14. Certain Conditions to the Offer.........................     27
15. Certain Regulatory and Legal Matters....................     29
16. Fees and Expenses.......................................     32
17. Miscellaneous...........................................     32

SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS OF OBH,
  PARENT AND OFFEROR........................................    I-1

To the Holders of Common Stock of
PLASMA-THERM, INC.:

                                  INTRODUCTION

     Volcano Acquisition Corp., a Florida corporation ("Offeror") and a direct wholly-owned subsidiary of Oerlikon-Buhrle USA, Inc., a Delaware corporation ("Parent") and a direct wholly-owned subsidiary of Oerlikon-Buhrle Holding AG, a company organized under the laws of Switzerland ("OBH"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Plasma-Therm, Inc., a Florida corporation (the "Company"), at a purchase price of $12.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Offeror is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated thereby. For information concerning OBH and Parent, see Section 9.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Offeror will pay all fees and expenses of The Bank of New York, which is acting as the Depositary (the "Depositary"), and D.F. King, which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

     CIBC WORLD MARKETS CORP., THE COMPANY'S FINANCIAL ADVISOR (THE "FINANCIAL ADVISOR"), HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY A WRITTEN OPINION DATED DECEMBER 20, 1999 TO THE EFFECT THAT, AS OF SUCH DATE AND BASED UPON AND SUBJECT TO CERTAIN MATTERS STATED IN SUCH OPINION, THE $12.50 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES (OTHER THAN PARENT AND ITS AFFILIATES) PURSUANT TO THE MERGER AGREEMENT WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. SUCH OPINION IS SET FORTH IN FULL AS AN ANNEX TO THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER AT LEAST THAT NUMBER OF SHARES EQUIVALENT TO A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTIONS 12 AND 14.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 1999 (the "Merger Agreement"), among Parent, Offeror and the Company, pursuant to which, after the purchase of the Shares pursuant to the Offer and the satisfaction or waiver of certain conditions, Offeror will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will be the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by the Company or owned by OBH, Parent or Offeror or any other direct or indirect subsidiary of OBH and other than Shares held by shareholders, if any, who perfect their dissenters' rights under the Florida Business Corporation Act ("Florida Law"), if applicable, (the "Excluded Shareholders")) will be converted into, and become exchangeable for, the right to receive $12.50 per Share in cash (the

"Merger Consideration"), without interest thereon, less any required withholding taxes upon the surrender of certificates formerly representing such Shares and the Company will become a direct wholly-owned subsidiary of Parent. See Section 12.

     If by 12:00 Midnight, New York City time, on Tuesday, January 25, 2000 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, Offeror reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     There can be no assurance that Offeror will exercise its right to extend the Offer or that the Company will request an extension. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 am., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change). Without limiting the obligation of Offeror under such rules or the manner in which Offeror may choose to make any public announcement, Offeror will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     In the Merger Agreement, Offeror has agreed that it will not, without the prior consent of the Company, extend the Offer if all of the conditions to the Offer have been satisfied, except that Offeror may, without the consent of the Company, extend and re-extend the Offer (a) on one or more periods of time not to exceed ten business days for each particular extension (i) if on the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, (ii) for such period as may be required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer, (iii) for any period required by applicable law, and
(b) if on such expiration date there has been validly tendered and not withdrawn more than 50% but less than 80% of the outstanding Shares, for an aggregate period of twenty days beyond the latest expiration date that would otherwise be permitted; provided, however, that Parent may not extend the Offer beyond June 30, 2000. The Merger Agreement provides that if certain conditions to the Offer are not satisfied by the Expiration Date, at the request of the Company, the Offeror shall extend and re-extend the Offer on one or more periods of time for periods not to exceed five business days for each particular extension; provided, however, that Parent shall not be required to extend the Offer at the request of the Company beyond June 30, 2000. In addition, Offeror has agreed that, without the prior written consent of the Company, it will not (i) decrease the price per Share offered in the Offer, (ii) change the form of consideration offered or payable in the Offer, (iii) decrease the numbers of Shares sought in the Offer, (iv) change the conditions to the Offer, (v) impose additional conditions to the Offer, and (vi) amend any term of the Offer; in each case, in any manner adverse to the holders of Shares; or waive the Minimum Condition.

     If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the consent of the Company, the Minimum Condition), Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Based on the representations and warranties of the Company contained in the Merger Agreement, and information provided by the Company, as of December 20 1999, (i) 11,252,311 Shares were outstanding, (ii) no class or series of preferred stock of the Company had been established, (iii) options to purchase 1,732,750 Shares were granted pursuant to the Company's 1995 Stock Incentive Plan (the "Company Stock Plan") were outstanding Company Options, (iv) 759,117 Shares were reserved for future grants under the Company Stock Plan. In addition, the Company has offered to grant to two new employees options to purchase an aggregate of 15,000 Shares between the date of the Merger Agreement and the Closing Date. Pursuant to the Merger Agreement, all stock options outstanding immediately prior to the Effective Time will be cancelled and the holder of each option will be entitled to receive, for each Share subject to such option, an amount in cash equal to the excess, if any, of $12.50 over the exercise price of such option, without interest.

     Based on the foregoing, the Minimum Condition will be satisfied if 6,500,031 Shares are validly tendered and not withdrawn prior to the Expiration Date. The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition will increase to the extent additional Shares are deemed to be outstanding on a fully diluted basis.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the shareholders of the Company. Under Florida Law and the Company's articles of incorporation, the shareholder vote necessary to approve the Merger will be the affirmative vote of the holders of a majority of the outstanding Shares, including Shares held by Offeror and its affiliates. Accordingly, if Offeror acquires a majority of the outstanding Shares, Offeror will have the voting power required to approve the Merger without the affirmative vote of any other shareholders of the Company. Furthermore, if Offeror acquires at least 80% of each class of outstanding shares (which would include each of the outstanding shares of Common Stock) pursuant to the Offer or otherwise, Offeror would be able to effect the Merger pursuant to the "short-form" merger provisions of Section 607.1104 of the Florida Law without any further prior notice to, or any action by, any other shareholder of the Company. In such event, Offeror intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. The Merger Agreement is more fully described in Section 12.

     Concurrently with the execution and delivery of the Merger Agreement, Parent and Offeror entered into a Tender and Voting Agreement, dated as of December 20, 1999, with each of the directors and executive officers of the Company who holds more than 1% of the Shares outstanding on a fully diluted basis (the "Significant Shareholders"), and who collectively have beneficial ownership (as defined pursuant to Rule 13d-3 of the Exchange Act) of 24% of the Shares outstanding on a fully diluted basis. Pursuant to the Tender and Voting Agreement, the Significant Shareholders have, among other things, entered into a voting agreement with Parent and Offeror, granted an irrevocable proxy to Offeror's designees with respect to their Shares and agreed to tender their Shares in the Offer.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THIS OFFER TO PURCHASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THE RISKS ASSOCIATED WITH SATISFYING THE CONDITIONS TO THE OFFER. CERTAIN OF THESE RISK FACTORS, AS WELL AS ADDITIONAL RISKS AND UNCERTAINTIES, ARE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE COMMISSION.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with
Section 4. The
term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, January 25, 2000, unless Offeror (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open. In the event Offeror has extended the Offer, the term "Expiration Date" shall mean the latest time and date at which the Offer as so extended by Offeror shall expire.

     Consummation of the Offer is conditioned upon (i) satisfaction of the Minimum Condition, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the expiration or termination of the waiting period under the Exon-Florio Amendment to the Omnibus Trade and Competitiveness Act of 1998 (the "Exon-Florio Amendment") and (iv) satisfaction of the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, Offeror reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company is providing Offeror with its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Offeror to record holders of Shares and will be furnished by Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Subject to and in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4, as soon as practicable after the Expiration Date. Any determination concerning the satisfaction or waiver of such terms and conditions will be within the reasonable discretion of Offeror, and such determination will be final and binding on all tendering shareholders. See Sections 1 and 14. Offeror expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against such participant.

     For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Offeror and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Offeror and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates ("Share Certificates") for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) Share Certificates for tendered Shares must be received by the Depositary along with the Letter of Transmittal at one of such addresses or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share Certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary as provided below, prior to the Expiration Date; and

          (3) the Share Certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq (as defined below) trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation with respect to such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Offeror upon the terms and subject to the conditions to the Offer.

     Backup Withholding. Under the United States federal income tax backup withholding rules, payments in connection with the Offer or the Merger may be subject to "backup withholding" as discussed in Section 5.

     Appointment. By executing the Letter of Transmittal, the tendering shareholder will irrevocably appoint designees of Offeror as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Offeror and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after December 20, 1999. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Offeror accepts for payment Shares tendered by such shareholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of Offeror will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, or otherwise, as they in their sole discretion deem proper. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Offeror's acceptance for payment of such Shares, Offeror must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding. Offeror reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Offeror's counsel, be unlawful. Offeror also reserves the absolute right, in its sole discretion, subject to the terms and conditions of the Merger Agreement, to waive any of the conditions to the Offer or any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of OBH, Parent, Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment and paid for by Offeror pursuant to the Offer, may also be withdrawn at any time after February 24, 2000.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror in its sole discretion, which determination will be final and binding. None of OBH, Offeror, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     THE FOLLOWING IS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO HOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER OR WHOSE SHARES ARE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER. THE SUMMARY IS BASED ON THE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), APPLICABLE CURRENT AND PROPOSED UNITED STATES TREASURY REGULATIONS ISSUED THEREUNDER, JUDICIAL AUTHORITY AND ADMINISTRATIVE RULINGS AND PRACTICE, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT, AT ANY TIME AND, THEREFORE, THE FOLLOWING STATEMENTS AND CONCLUSIONS COULD BE ALTERED OR MODIFIED. THE DISCUSSION DOES NOT ADDRESS HOLDERS OF SHARES IN WHOSE HANDS SHARES ARE NOT CAPITAL

ASSETS, NOR DOES IT ADDRESS HOLDERS WHO RECEIVED SHARES AS PART OF A HEDGING, "STRADDLE," CONVERSION OR OTHER INTEGRATED TRANSACTION, UPON CONVERSION OF SECURITIES OR EXERCISE OF WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OR PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR TO HOLDERS OF SHARES WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, UNITED STATES EXPATRIATES OR NON-U.S. PERSONS). FURTHERMORE, THE DISCUSSION DOES NOT ADDRESS THE TAX TREATMENT OF HOLDERS WHO EXERCISE DISSENTERS' RIGHTS IN THE MERGER, IF APPLICABLE, NOR DOES IT ADDRESS ANY ASPECT OF FOREIGN, STATE OR LOCAL TAXATION OR ESTATE AND GIFT TAXATION.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss in an amount equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

     Under the United States federal income tax backup withholding rules, payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. In order to avoid backup withholding, each tendering shareholder, unless an exemption applies, must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign individuals. Each shareholder should consult with such holder's own tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

6.  PRICE RANGE OF SHARES.

     The Shares are included for trading on the Nasdaq National Market (the "Nasdaq") under the trading symbol "PTIS." The Company has never paid cash dividends on the Shares. The following table sets forth, for the periods indicated, the high and low bid quotations per Share on the Nasdaq for the applicable periods.

                                                                    HIGH
                                                              ----------------
1997
  First Quarter.............................................  $ 6 11/16    $ 4
  Second Quarter............................................    6 5/16       3 11/16
  Third Quarter.............................................   11 7/16       5 1/2
  Fourth Quarter............................................   12 3/16       5 7/8
1998
  First Quarter.............................................  $ 9 1/4      $ 6 1/16
  Second Quarter............................................    9            5 7/8
  Third Quarter.............................................    6 7/16       2 3/8
  Fourth Quarter............................................    5            2 5/8
1999
  First Quarter.............................................  $ 5          $ 2 1/4
  Second Quarter............................................   31 1/16       2 1/16
  Third Quarter.............................................    5 5/8        2 1/2
  Fourth Quarter (through December 23, 1999)................    9 15/16      9 1/4

     On December 17, 1999, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing sales price per Share as reported on the Nasdaq was $9 3/8. On December 23, 1999, the last full trading day before the commencement of the Offer, the closing sales price per Share as reported on the Nasdaq was $12 13/16 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION AND MARGIN SECURITIES.

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares, if any, held by the public.

     The Shares are currently listed and traded on the Nasdaq, which constitutes the principal trading market for the Shares. Depending upon the number of shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq, which requires that an issuer have at least 750,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $5 million, at least two registered and active market makers, a minimum bid price of at least $1 and net tangible assets of at least $4 million. If the Nasdaq were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Parent cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Parent intends to seek delisting of the Shares from the Nasdaq and to cause the Company to apply for termination of registration of the Shares pursuant to
Section 12(g)(4) of the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the Nasdaq and the registration of the Shares under the Exchange Act will be terminated pursuant to Section 12(g)(4) of the Exchange Act following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that following the Offer the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as specifically set forth herein, the historical information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of OBH, Parent, Offeror, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information to OBH, Parent or Offeror.

     The Company is a Florida corporation with its principal place of business located at 10050 16th Street North, St. Petersburg, Florida 33716. According to the Company Annual Report on Form 10-K for the year ended November 30, 1998 (the "Company Form 10-K"), the Company engages in the design and production of thin film etching and deposition manufacturing equipment. The Company sells this equipment directly to manufacturers in the optoelectronics/telecommunications, data storage, photomask, and microelectromechanical industries. The Company's products are marketed, together with service and technical support, by the Company's direct sales force, its Japanese distributor and independent foreign manufacturer's representatives.

     Set forth below is certain selected historical consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements included in the Company Form 10-K and from the unaudited consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended August 31, 1999 and August 31, 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. The reports and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                               PLASMA-THERM, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         YEAR ENDED NOVEMBER 30,
                                           ---------------------------------------------------
                                            1998       1997       1996       1995       1994
                                           -------    -------    -------    -------    -------
Net sales................................  $49,088    $44,445    $37,862    $29,612    $23,318
Cost of sales............................   30,491     25,690     23,481     27,816     21,367
                                           -------    -------    -------    -------    -------
  Gross profit...........................   18,597     18,755     14,382      1,796      1,952
                                           -------    -------    -------    -------    -------
Operating expenses:
  Research and development...............    6,091      3,725      2,880      2,570      2,266
  Selling and administrative.............    8,683      7,379      6,575      6,175      4,638
  Restructuring Charge...................    1,270         --         --         --         --
                                           -------    -------    -------    -------    -------
Operating income.........................    2,554      7,650      4,927
Interest (income) expense, net...........      226        112         72       (133)        66
                                           -------    -------    -------    -------    -------
Income before income taxes...............    2,328      7,538      4,854      1,795      1,951
Income taxes.............................     (957)    (2,877)     1,861       (706)      (338)
                                           -------    -------    -------    -------    -------
  Net income.............................  $ 1,371    $ 4,661    $ 2,993    $ 1,089    $ 1,963
                                           =======    =======    =======    =======    =======
Earnings per share:
  Basic..................................  $  0.12    $  0.43    $  0.29    $   .10    $   .18
  Diluted................................  $  0.12    $  0.42    $  0.28    $   .10    $   .22(1)
Balance Sheet Data (at end of period):
  Total assets...........................  $34,271    $29,738    $21,986    $23,664    $15,057
  Total long-term obligations............    3,085      3,671      3,589      1,146        811
  Total shareholders' equity.............   30,518     28,685     22,219     18,973     11,105

---------------
(1) Includes $.04 increase (from $18 to $22) as a result of the cumulative effect of adopting SFAS 109.

                               PLASMA-THERM, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              NINE MONTHS ENDED
                                                                  AUGUST 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Net sales...................................................  $29,003    $38,015
Cost of sales...............................................   18,506     21,567
                                                              -------    -------
  Gross profit..............................................   10,497     16,448
                                                              -------    -------
Operating expenses:
  Research and development..................................    5,739      4,384
  Selling and administrative................................    5,947      6,419
  Restructuring Charge......................................      948         --
                                                              -------    -------
  Operating income..........................................   (2,137)     5,646
Interest (income) expense, net..............................      252        153
                                                              -------    -------
  Income (loss) before income taxes (benefit)...............   (2,390)     5,493
Income taxes (benefit)......................................     (711)     2,075
                                                              -------    -------
  Net income (loss).........................................  $(1,679)   $ 3,418
                                                              =======    =======
Earnings (loss) per share:
  Basic.....................................................  $ (0.15)   $  0.31
  Diluted...................................................  $ (0.15)   $  0.30

Balance Sheet Data (at end of period):
  Total assets..............................................   31,640
  Total long-term obligations...............................    3,476
  Total shareholders' equity................................   28,894

  Fiscal Year 1999 Results

     The Company has provided to OBH, Parent and Offeror preliminary estimated results of its fiscal year ended November 30, 1999, which are subject to change when audited. In fiscal year 1999, such results indicate that the Company had total net sales of $40.6 million, total operating income (loss) of $(.491) million, and total net income (loss) of $(.762) million, and earnings (loss) per share of ($.07).

  Certain Company Projections

     To the knowledge of OBH, Parent and Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company furnished Parent with certain financial projections.

     The projections set forth below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger. The Projections should be read together with the other information contained in this Section 8.

     The Projections included operating projections for the Company for fiscal year 2000 (the Company reports its financial results based on a November 30 year end) developed by the Company's senior management predicated on their then preliminary assumptions for macroeconomic conditions, gross profits and operating expenses. The Company's fiscal year 2000 Projections estimated total net sales of $67.1 million, total operating income of $11.8 million, net income of $7.1 million and earnings per share of $.58.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE STATED IN THE PROJECTIONS AND NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY OBH, PARENT OR OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF OBH, PARENT OR OFFEROR OR ANY OF THEIR RESPECTIVE REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF OBH, PARENT OR OFFEROR AND THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF OBH, PARENT OR OFFEROR OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

  Available Information

     The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

9.  CERTAIN INFORMATION CONCERNING OBH, PARENT AND OFFEROR.

     OBH is a Swiss stock company, which, in the course of 1999, underwent a major transformation from what was formerly a diversified conglomerate to a focused high-technology business. Following the sale of Oerlikon-Buhrle Immoblilien AG (real estate), Bally (the well-known luxury shoe brand), and Oerlikon-Contraves Defense, OBH began the construction of the new high-technology group. The Offer and the Merger represent a further step in reinforcing OBH's position in the information technology sector, particularly in the semiconductor equipment industry. The offices of OBH are located at Hofweisenstrasse 135, CH-8021 Zurich, Switzerland.

     Parent is a Delaware corporation and was formed as a holding company by OBH to hold all of OBH's U.S. subsidiaries, including Contraves Inc., Balzers Process Systems Inc., Balzers Tool Coating Inc., Leybold Vacuum Products Inc., Leybold Inficon Inc., Leybold Materials Inc. and Balzers Thin Films Inc. The offices of Parent are located at 420 Fifth Avenue, New York, New York 10018.

     Offeror is a Florida corporation, newly formed by Parent in connection with the Offer and the transactions contemplated thereby. The offices of Offeror are located at Hofweisenstrasse 135, CH-8021 Zurich, Switzerland. Parent directly owns all the outstanding capital stock of Offeror. It is not anticipated that, prior to the consummation of the Offer and the Merger, Offeror will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger.

     For certain information concerning the directors and executive officers of OBH, Parent and Offeror see Schedule I to this Offer to Purchase.

     Except as set forth in this Offer to Purchase: (i) none of OBH, Parent or Offeror or, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of OBH, Parent or Offeror or, to the best knowledge of any of the foregoing, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors, or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of OBH, Parent or Offeror or, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations; (iv) since December 1, 1996, there have been no transactions or business relationships that would be required to be disclosed under the rules and regulations of the Commission between any of OBH, Parent, Offeror or any of their respective subsidiaries or, to the best knowledge of any of OBH, Parent or Offeror, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since December 1, 1996, there have been no contacts, negotiations or transactions between any of OBH, Parent, Offeror or any of their respective subsidiaries or, to the best knowledge of any of OBH, Parent, Offeror or any of their directors or executive officers, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition; tender offer or other acquisition of securities; an election of directors; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

     Richard T. Heglin, a director of the Company, was, until his retirement in February 1999, President of Leybold Semiconductor Vacuum System, a division of Leybold Vakuum GMBH and President of Balzers and Leybold Taiwan, which are subsidiaries of OBH. Except for Mr. Heglin's directorship, none of OBH, Parent or Offeror had any relationship with the Company prior to the commencement of the discussions which led to the execution of the Merger Agreement. See Section
11. Each of OBH, Parent and Offeror disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

10.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Offeror to purchase all of the Shares, to cancel all of the Company Options pursuant to the Merger Agreement and to pay Parent's related fees and expenses is expected to be approximately $165 million. Offeror intends to obtain all of such funds from Parent which in turn will obtain such funds directly from OBH's existing working capital.

11.  BACKGROUND OF THE OFFER.

     In September 1999, at the Company's direction, CIBC World Markets Corp., the Company's financial advisor, contacted Dr. Martin E. Bader, head of the semiconductor division of Balzers Limited, a wholly-owned subsidiary of OBH, concerning OBH's interest in a possible transaction with the Company. Balzers Limited subsequently executed a confidentiality agreement with the Company and, on September 23, 1999, OBH received the Company's guidelines for submitting an acquisition proposal, which set a deadline for submissions of September 27, 1999.

     On September 23, 1999, OBH requested and received an extension of the September 27 deadline until October 4, 1999, when it submitted an initial non-binding letter of interest to acquire 100% of the Company for between $65 million and $80 million in cash. The letter stated that the proposal was based on OBH's review of the Company's public filings and management's projections for the current fiscal year and that the final price would be determined after the completion of OBH's due diligence review of the Company.

     On October 5, 1999, the Company, through its financial advisor, informed OBH that its offer was inadequate and therefore would not be invited to continue to participate in the Company's process unless OBH increased its proposed price.

     On November 5, 1999, Dr. Bader and representatives of Blackwood Capital Group, financial advisor to OBH, met in St. Petersburg with Ronald H. Deferrari, Chairman of the Company.

     On November 8, 1999, the parties discussed a possible alternative transaction involving the merger of certain parts of present United States operations of Balzers and Leybold Holdings AG, the semi-conductor division of OBH, with the Company's operations in a transaction in which the Company's shareholders would receive a combination of cash and stock in the combined company (a "Partial Stock Transaction"). When the Company requested that OBH clarify certain elements of the alternative transaction, representatives of OBH informed the Company that OBH was prepared to consider a Partial Stock Transaction, but rejected certain conditions put forth by the Company. OBH also reiterated its interest in pursuing an all cash transaction for all of the Company. In either case, OBH said it was prepared to offer an aggregate of $120 million for the Company (or approximately $10.00 per Share), subject to the outcome of its due diligence review.

     On November 10, 1999, the Company authorized OBH and its financial and legal advisors to conduct a due diligence investigation of the Company and, on November 15, 1999, provided a draft Merger Agreement to Parent.

     On November 16 and 17, 1999, representatives of the Company delivered a presentation reviewing the Company's technology and intellectual property to Dr. Willy Kissling, Chairman and President of OBH and Mr. Heinz Kundert, Chief Operating Officer of Balzers and Leybold Holdings AG, a wholly-owned subsidiary of OBH.

     On November 19, 1999, OBH gave to the Company a verbal indication that it would be willing to increase its cash offer and, on November 22, 1999, after substantially completing its due diligence review of the Company, OBH submitted a revised proposal to purchase all of the outstanding shares of the Company at a price of $11.25 per Share in cash, subject to certain other terms and conditions including completion of due diligence and approval of OBH's Board of Directors.

     On November 22, 1999, the Company, through its financial advisor, rejected OBH's offer of $11.25 per share and informed OBH that it had determined to negotiate with another party and, on November 30, 1999, OBH stated that it was prepared to increase its proposal to $12.50 per Share, subject to completing its due diligence and approval of its Board of Directors. The Company's Board of Directors discussed the increased proposal at its meeting on December 2, 1999. Following its Board of Directors meeting on December 3, 1999, OBH confirmed that the $12.50 price per Share was its final best offer.

     Thereafter, the Company, OBH and their respective legal and financial advisors negotiated the Merger Agreement and related documentation. The Merger Agreement and related documents were executed on December 20, 1999, following approval by the respective Boards of Directors of OBH, Parent and the Company. On December 20, 1999, OBH and the Company issued a joint press release in the United States announcing the execution of the Merger Agreement.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE TRANSACTION DOCUMENTS.

  Purpose of the Offer and the Merger

     The purpose of the Offer is to enable OBH, through Parent, to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The purchase of Shares pursuant to the Offer will increase the likelihood that the

Merger will be effected. Following the completion of the Offer, Parent intends to acquire any remaining Shares not then owned by it by consummating the Merger. In the Merger, each outstanding Share (other than Shares held by the Excluded Shareholders), will be converted into the right to receive the Merger Consideration, without interest, and the Company will become a wholly-owned subsidiary of Parent and OBH.

     The acquisition of the entire interest in the Company is structured as a cash tender offer followed by a merger in order to expedite the opportunity for Parent to obtain a controlling interest in the Company. Under Florida Law and the Company's articles of incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger. If the Minimum Condition is satisfied, Parent would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company.

  Plans for the Company

     Following the Offer and the Merger, OBH and Parent intend to operate the Company on a basis generally consistent with the Company's existing plans and programs. If and to the extent that the Parent acquires control of the Company, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances that then exist. Such strategies could include, among other things and subject to the terms of the Merger Agreement, changes in the Company's business, corporate structure, articles of incorporation, bylaws, capitalization, management or dividend policy.

     Except as noted in this Offer to Purchase, OBH, Parent and Offeror have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any subsidiary of the Company or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management or Board of Directors.

The Transaction Documents

     The Merger Agreement

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 and is available in the manner set forth in Section 8. This summary of the Merger Agreement shall, for purposes of Section 607.1104(2) of the Florida Law, constitute the summary of the plan of merger mailed by Parent to each shareholder of the Company. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8.

     The Offer. The Merger Agreement provides for the commencement of the Offer and prescribes certain conditions to the consummation of the Offer. In connection with the Offer, Parent and Offeror have expressly reserved the right to waive certain conditions to the Offer, but without the prior written consent of the Company, Offeror has agreed not to (i) decrease the price per Share offered in the Offer, (ii) change the form of consideration offered or payable in the Offer, (iii) decrease the numbers of Shares sought in the Offer, (iv) change the conditions to the Offer, (v) impose additional conditions to the Offer, (vi) amend any term of the Offer; in each case, in any manner adverse to the holders of Shares; or waive the Minimum Condition. Notwithstanding the foregoing, Offeror may, without the consent of the Board of Directors of the Company, extend and re-extend the Offer (provided that all such extensions shall not extend the Offer beyond June 30, 2000) (a) on one or more periods of time not to exceed ten business days for each particular extension (i) if on the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, (ii) for such period as may be required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer, (iii) for any period required by applicable law and (b) if on such expiration date there has been validly tendered and not withdrawn more than 50% but less than 80% of the outstanding Shares, for an aggregate period of twenty days beyond the latest expiration date that would otherwise be permitted. The Merger Agreement provides that if certain conditions to the Offer are not satisfied by the Expiration Date, at the request of the Company, the Offeror shall extend and re-extend the

Offer on one or more periods of time for periods not to exceed five business days for each particular extension; provided that the Offeror shall not extend the Offer beyond June 30, 2000. In addition, Offeror has agreed that, without the prior written consent of the Company, it will not (i) decrease the price per Share offered in the Offer, (ii) change the form of consideration offered or payable in the Offer, (iii) decrease the numbers of Shares sought in the Offer,
(iv) change the conditions to the Offer, (v) impose additional conditions to the Offer, (vi) amend any term of the Offer; in each case, in any manner adverse to the holders of Shares; or waive the Minimum Condition.

     Consideration to Be Paid in the Merger. The Merger Agreement provides that subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of Florida Law, Offeror shall be merged with and into the Company and the separate existence of Offeror will cease, and the Company shall be the Surviving Corporation and shall be a wholly owned subsidiary of Parent. In the Merger, each share of common stock, par value $0.01 per share, of Offeror issued and outstanding immediately prior to the time of filing of articles of merger relating to the Merger with the Department of State of the State of Florida, or such later time as is set forth therein (the "Effective Time"), shall continue to remain outstanding and shall constitute one share of common stock of the Surviving Corporation. At the Effective Time, each outstanding Share (other than Shares owned by Parent or any direct or indirect subsidiary of Parent or the Excluded Shareholders or shares owned by the Company or any direct or indirect subsidiary of the Company), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without interest. The Merger Agreement provides that (subject to the provisions of the Merger Agreement and the applicable provisions of Florida Law) the closing of the Merger shall occur on the later to occur of (i) the business day on which the condition set forth in Section 9.1 of the Merger Agreement is satisfied or waived in accordance with the Merger Agreement and (ii) the first business day following the date on which the last to be satisfied or waived of the other conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with the Merger Agreement.

     Treatment of Stock Options. The Merger Agreement provides that each Company Option, whether vested or unvested, shall be acquired by the Company at the Effective Time for a cash payment by the Company, for each Share subject to a Company Option, in an amount equal to the excess, if any, of Merger Consideration over the per share exercise price of such Company Option, without interest.

     Board Representation. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by Offeror in accordance with the Offer for, not less than that number of Shares equal to the Minimum Shares, Offeror shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Offeror representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) and (ii) the percentage that such number of Shares owned in the aggregate by Offeror or Parent, upon such acceptance for payment, bears to the number of Shares outstanding. Upon the written request of Offeror, the Company shall, on the date of such request, (x) either increase the size of the Board of Directors or use its best efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Board of Directors of the Company and (y) cause Parent's designees to be so elected; provided, however, that prior to the Effective Time Parent's designees on the Board of Directors of the Company shall not exceed 75% of the Board. The Company's obligations to appoint designees to the Board of Directors are subject to Section 14(f) of the Exchange Act.

     The Merger Agreement also provides that, prior to the Effective Time, the Board of Directors of the Company shall always have at least three members who are neither officers of Parent nor designees, shareholders or affiliates of Parent or Parent's Affiliates ("Parent Insiders"). In the event that Parent's designees are elected or appointed to the Board of Directors at the Company prior to the Effective Time the affirmative vote of at least a majority of the directors of the Company who are not Parent Insiders shall be required to (i) amend or terminate the Merger Agreement, (ii) extend the time for the performance of the obligations of Parent or Offeror or waive the Company's rights under the Merger Agreement or (iii) take any other action by the Company's Board of Directors with respect to the Merger Agreement and the transactions contemplated hereby which adversely affects the ability of the shareholders of the Company to receive the Merger Consideration.

     Shareholder Meeting. The Merger Agreement provides that, if approval or action in respect of the Merger by the Shareholders of the Company is required by applicable law, the Company, acting through the Board of Directors, shall (i) call as promptly as practicable following consummation of the Offer, a meeting of its shareholders (the "Shareholder Meeting") for the purpose of voting upon the Merger, (ii) hold the Shareholder Meeting as soon as practicable following the purchase of Shares pursuant to the Offer, and (iii) recommend to its shareholders the approval of the Merger. At the Shareholders Meeting, Parent and Offeror shall cause all Shares then owned by them to be voted in favor of approval and adoption of the Merger. The Merger Agreement provides that, notwithstanding the foregoing, if Parent, Offeror or any other subsidiary of Parent shall acquire at least 80% of the outstanding Shares and preferred stock, if any, the parties thereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a shareholders meeting in accordance with Section 607.1104 of the Florida Law.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due organization, existence, qualification, active status, corporate power and authority of the Company and its subsidiaries; (ii) the capital structure of the Company; (iii) the due authorization, execution, delivery and performance of the Merger Agreement and the consummation of transactions contemplated thereby, and the validity and enforceability thereof; (iv) the recommendation of the Company Board of Directors; (v) the receipt of the Financial Advisor's opinion; (vi) required filings, consents and approvals and the absence of any violations, breaches or defaults that would result from performance by the Company of the Merger Agreement; (vii) the accuracy of reports filed by the Company with the Commission (including financial statements) since November 30, 1998; (viii) the absence of any undisclosed material liabilities; (ix) the absence of certain changes or events; (x) the absence of any material litigation; (xi) certain employee benefit matters; (xii) compliance with applicable laws, licenses and permits; (xiii) the non-applicability of antitakeover statutes; (xiv) compliance with environmental matters relating to the Company; (xv) certain tax matters;
(xvi) certain intellectual property matters; (xvii) year 2000 compliance; (xviii) labor matters; (xix) the absence of brokers or finders other than the Financial Advisor; (xx) title to assets; (xxi) the validity and enforceability of material contracts; (xxii) the validity of and enforceability of insurance policies; (xxiii) no material misstatements or omissions in the information supplied by the Company for inclusion in the Offer documents; and (xxiv) shareholder approvals.

     Parent and Offeror have also made certain representations and warranties, including with respect to (i) the due organization, existence, good standing and corporate power and authority of Parent and its subsidiaries; (ii) the due authorization, execution, delivery and performance of the Merger Agreement and the Tender and Voting Agreement and the consummation of transactions contemplated thereby, and the validity and enforceability thereof; (iii) required filings, consents and approvals and the absence of any violations, breaches or defaults which would prohibit, materially delay, or materially adversely affect consummation of the Offer and the Merger by Parent; (iv) compliance with laws; (v) the non-applicability of antitakover statutes; (vi) the sufficiency of funding available to Parent and Offeror for the consummation of the Merger; and (vii) no material misstatements or omissions in the information provided by Parent for inclusion in the Offer documents.

     Conduct of Interim Operations. The Company has agreed that, from the date of the Merger Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to: (i) conduct its operations and business in the ordinary and usual course; (ii) use its best reasonable efforts to keep the business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, maintain in effect all existing material qualifications, licenses, permits, approvals and other authorizations, comply with all applicable laws, keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) promptly upon the discovery thereof, notify Parent of the existence of any breach of any representation or warranty contained in the Merger Agreement (or, in the case of any representation or warranty that makes no reference to a Company Material Adverse Effect (as defined below), any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained in the Merger Agreement to no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to a Company Material Adverse Effect, to no longer be true and correct in any material respect).

     The Company has agreed that from the date of the Merger Agreement to the Effective Time, with certain exceptions, unless Parent has consented in writing, the Company shall not, and shall not permit any of its subsidiaries to: (i) except to the extent required by law or the rules and regulations of the Nasdaq, amend its articles of incorporation or bylaws; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend; (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; (v) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets; (vi) lease, license, guarantee, mortgage, pledge, or encumber any other property or assets or incur or modify any material indebtedness for borrowed money or guarantee any such indebtedness; (vii) transfer, sell or dispose of any other property or assets other than in the ordinary course of business; (viii) make any significant acquisition of, or investment in, assets or stock of any person;
(ix) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any benefit plans of the Company, or increase the salary, wage, bonus or other compensation of any employees; (x) enter into any transaction involving a merger, consolidation, reorganization, share exchange, or similar transaction involving, or any purchase of any assets or any securities of it; (xi) settle or compromise any pending or threatened litigation; (xii) assume, guarantee or otherwise become liable or responsible for the obligations of any other person; (xiii) make or forgive any loans, advances or capital contributions to, or investments in, any other person; (xiv) make any tax election or settle any tax liability; (xv) waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement;
(xvi) grant or amend any stock related or performance awards except as specified in the Merger Agreement; (xvii) make any material changes in the type or amount of their insurance coverage or permit any insurance policy to be canceled or terminated other than in the ordinary course of business; (xviii) make any capital expenditures in the aggregate for the Company in excess of the amounts specified in the Company's budget for capital expenditures, or otherwise acquire assets not in the ordinary course of business; (xix) change any material accounting principles or practices used by the Company except as may be required by law or generally acceptable accounting principles; (xx) enter into any contracts for derivatives; (xxi) waive, relinquish, release or terminate any right or claim, including any such right or claim under any material contract or permit any rights of material value to use any intellectual property to lapse or be forfeited; (xxii) take any action to cause the Shares to be delisted from the Nasdaq prior to the consummation of the Offer; and (xxiii) authorize or enter into an agreement to do anything prohibited by the foregoing.

     Access to Information. From the date of the Merger Agreement to the Effective Time, the Company has agreed to afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent full access during normal business hours to all of its properties, books, contracts, records, personnel, offices and other facilities and its accountants and accountants' work papers, and, during such period, the Company has agreed to furnish promptly to Parent, all information concerning its business, properties and personnel as Parent may reasonably request. The Company is not required to disclose any information that would result in the disclosure of trade secrets of third parties or violate confidentiality agreements with third parties if the Company has made a reasonable effort to obtain consent to such disclosure from the third parties. All requests must be directed to an executive officer of the Company or their designee. All disclosures of information are governed by the terms of the confidentiality agreement, dated as of September 1, 1999, between the Company and Balzers Limited.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither it nor any of its officers and directors shall, and that it shall direct and use its best reasonable efforts to cause its employees, agents and other representatives (including any investment banker, attorney or accountant retained by it) (collectively, "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal (as defined below). The Company also agreed that neither it nor any of its officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its and its subsidiaries' Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent either the Company or any of its Representatives or the Board of Directors of the Company from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or otherwise complying with the Exchange Act; (B) providing information in response to a request therefor by a person who has made an unsolicited written Acquisition Proposal; (C) engaging in any negotiations or discussions with any person who has made an unsolicited Acquisition Proposal or otherwise facilitating any effort or attempt to implement an Acquisition Proposal if (i) the Acquisition Proposal is a Superior Proposal (as defined below) and (ii) the Company's Board of Directors determines, upon advice from outside legal counsel to the Company, that the failure to engage in the negotiations or discussions or provide the information would result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law. The Company has agreed that any information furnished to any person in connection with any Acquisition Proposal shall be provided pursuant to a confidentiality and standstill agreement on customary terms. Subject to all of the foregoing requirements, the Company will immediately notify Parent orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Person with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal and immediately notify Parent of all material terms of any Acquisition Proposal on a timely, ongoing basis of the status and content of any discussions or negotiations with any person.

     In the event the Board of Directors of the Company has determined that an Acquisition Proposal constitutes a Superior Proposal, (i) the Company shall promptly notify Parent and (ii) for a period of three business days after delivery of such notice, the Company and its representatives, if requested by Parent, shall negotiate in good faith with Parent to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated hereby on such adjusted terms. After such three business day period, the Board of Directors of the Company may then (and only then) withdraw or modify its approval or recommendation of the Merger and the Merger Agreement and recommend the Superior Proposal.

     The Company agrees not to release any person from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, or with whom the Company or any of its Representatives have had discussions regarding a proposed, potential or contemplated Company Acquisition Transaction (as defined below) unless the Company's Board of Directors shall conclude, in good faith, that such action will lead to a Superior Proposal and after considering applicable provisions of state law, and upon advice from outside legal counsel to the Company, with respect to whether such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law.

     For purposes of the Merger Agreement, "Acquisition Proposal means, with respect to the Company, any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase of a business of the Company or any of its subsidiaries, that constitutes 25% or more of the consolidated net revenues, net income or assets of the Company and its subsidiaries, (B) direct or indirect acquisition or purchase of 25% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 25% or more of the consolidated net revenues, net income or assets of the Company and its subsidiaries, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the capital stock of the Company, or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 25% or more of the consolidated net revenues, net income or assets of the Company and its subsidiaries. Each of the transactions referred to in clauses (A)-(D) of the definition of Acquisition Proposal, other than any such transaction to which Parent or any of its subsidiaries is a party, is referred to as a "Company Acquisition Transaction."

     "Superior Proposal" means any bona fide written offer made by a person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Shares then outstanding or all or substantially all the assets of the Company (A) on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the offer deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing for such offer) are materially more favorable from a financial point of view to its shareholders than $12.50 per Share; and (B) that constitutes a transaction that, in such Board of Directors' judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

     Except as expressly permitted in the Merger Agreement, neither the Board of Directors of the Company nor any committee thereof may withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of the Merger Agreement or the Merger, or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or Company Acquisition Transaction. The Company may take and disclose to its shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act. The Company has agreed to immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted prior to the signing of the Merger Agreement with respect to any Acquisition Proposal.

     Fees and Expenses. Parent has agreed to pay all expenses, including those of the paying agent relating to the exchange of certificates in the Merger, and payment to shareholders exercising dissenters' rights, if any. Except as described below in the section entitled "Termination," whether or not the Merger is consummated, all other costs and expenses incurred in connection with the Merger Agreement, the Offer and the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring any such expense.

     Filing; Other Action. The Merger Agreement provides that the Company and Parent shall promptly make their respective filings under the HSR Act and shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective best reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under the Merger Agreement, and applicable laws to consummate the Offer and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any U.S. governmental or regulatory authority, agency, commission, body or other governmental entity in order to consummate the Offer and the Merger or any of the other transactions contemplated by the Merger Agreement. Parent and the Company agree to use their reasonable best efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to the Offer or the Merger; provided that Parent shall not be required to agree to limitations on its ability to operate the business of the Company, or to divest material assets.

     The Merger Agreement also contains agreements on (i) notification of certain matters, (ii) the shareholder meeting, (iii) the preparation of a proxy statement and its compliance with federal securities laws, (iv) public announcements with respect to any of the transactions contemplated by the Merger Agreement, and (v) takeover statutes.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the closing of the Merger of each of the following conditions: (i) if the approval of the Merger Agreement and the Merger by the holders of Shares is required by applicable law, the Merger Agreement shall have been duly adopted by holders of a majority of the Shares outstanding;
(ii) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) no court or governmental entity of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently restrains, enjoins or otherwise prohibits consummation of the Merger; and (iv) Offeror shall have purchased an amount of Shares equal to at least the Minimum Condition pursuant to the Offer.

     Termination.

     Termination by Mutual Consent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company, Merger Sub and Parent by action of their respective Boards of Directors.

     Termination by Either Parent or the Company. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company (i) if any governmental order restraining, enjoining or otherwise prohibiting consummation of the Offer and/or the Merger shall become final and non-appealable after the parties have used their respective reasonable best efforts to have such governmental order removed, repealed or overturned (whether before or after the approval by the shareholders of the Company) (ii) if the Offer shall have expired or terminated without any Shares being purchased therein, although this right to terminate is not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger Sub to purchase Shares in the Offer; or (iii) if the Effective Time shall not occur by June 30, 2000, unless the Effective Time shall not have occurred because of a material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

     Termination by the Company. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company:

          (i) at any time prior to the time Parent, Merger Sub or any of their affiliates shall purchase Shares pursuant to the Offer, upon three business days' prior notice to Parent if, as a result of a Superior Proposal, (A) the Board of Directors shall have concluded in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to accept such Superior Proposal could reasonably be expected to constitute a breach by its Board of Directors of its fiduciary duties; (B) the Company shall have complied with all its obligations under the Merger Agreement; and (C) during the three business days prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, in good faith, seek to negotiate with Parent to make such adjustment in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated herein; or

          (ii) if, prior to the purchase of Shares pursuant to the Offer, there has been a material breach or failure to perform by Parent or Merger Sub of any of their respective material covenants or agreements contained in the Merger Agreement, which breach or failure to perform is not curable, or if curable, has not been cured within five days after written notice of such breach or failure is given by the Company to the party committing such breach or failure, except, in any case, such breaches or failures which are not reasonably likely to materially and adversely affect Parents' or Merger Sub's ability to consummate the Offer or the Merger.

     Termination by Parent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent:

          (i) if, due to an occurrence that, if occurring after the commencement of the Offer, would result in a failure to satisfy any of the conditions to the Offer, Parent, Merger Sub, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; except that Parent may not terminate under this provision if Parent is in material breach of the Merger Agreement; or

          (ii) if, prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended a Superior Proposal or shall have resolved to do either of the foregoing; or

          (iii) if, prior to the purchase of Shares pursuant to the Offer, there has been a material breach or failure to perform by the Company of any of its material covenants or agreements contained in the Merger Agreement, which breach or failure to perform is not curable, or if curable, has not been cured within five days after written notice of such breach or failure is given by Parent to the Company.

     Effect of Termination and Abandonment. In the event of termination of the Merger Agreement and the abandonment of the Merger, written notice must be given to the other party or parties specifying the provision hereof pursuant to which such termination is made; and the Merger Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives) except as provided in Section 10.5(b) of the Merger Agreement; provided, however, (i) no such termination shall relieve any party of any liability or damages resulting from any fraud or willful breach of the Merger Agreement and (ii) notwithstanding (i) above, in the event the Merger Agreement is terminated by Parent because of a willful breach of a representation or warranty of the Company then the maximum amount Parent may recover is a reimbursement of its out-of-pocket expenses not to exceed $1,500,000.

     Termination Fees. In the event that (I) (a) an Acquisition Proposal shall have been made to the Company or any third party shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter the Merger Agreement is terminated by the Company or Parent under certain circumstances and (b) the Person making the Acquisition Proposal which was outstanding at the time of the termination (the "Acquiring Party") has entered into an agreement with the Company to consummate such Acquisition Proposal within nine months of such termination, and such Acquisition Proposal is consummated, or (II) any Person within nine months of termination of the Merger Agreement has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company, then, in the event the circumstances described in (I) or
(II) has occurred then the Company shall promptly, pay Parent a termination fee of $6,000,000 in same day funds to an account previously designated by Parent to the Company in writing. The Company's payment of this termination fee is the sole and exclusive remedy of Parent and Merger Sub against the Company and its respective directors, officers, employees, agent, advisors or other representatives in the event the Merger Agreement is terminated and the termination fee is payable.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that from the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless each individual and every person who is or when the Merger Agreement was signed by the Company was a director or officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including transactions contemplated by the Merger Agreement), and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

     In addition, the articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's bylaws on the date of the Merger Agreement and shall provide for indemnification to the fullest extent permitted by and in accordance with Florida Law, and during the period ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

     Any Indemnified Party wishing to make a claim of indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding, inquiry or investigation, is required to promptly notify

Parent thereof. In the event of any such claim, action, suit, proceeding, inquiry or investigation, (i) the Surviving Corporation shall have the right within ten days to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for the legal expenses or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, and (ii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent and no Indemnified Party shall be liable for any settlement effected without its prior written consent unless such settlement includes a complete unconditional release of all claims against such Indemnified Parties.

     The Merger Agreement also provides that the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance until July 31, 2002 and shall agree to indemnify the directors and officers of Company to the fullest extent permitted by Florida law for acts or omissions by them in their capacity as such existing or occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement.

     Certain Employee Matters. Pursuant to the Merger Agreement, Parent has agreed that until the first anniversary of the Effective Time, the employees of the Company will continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate than the employee benefit plans currently provided by the Company. Parent has also agreed to (i) cause service by employees of the Company and its Subsidiaries to be taken into account for all purposes under any benefit plans of Parent or its Subsidiaries,
(ii) cause to be waived any pre-existing condition limitations under benefit plans of Parent or its Subsidiaries in which employees of the Company participate and (iii) cause to be credited to any deductible or out-of-pocket expense of Parent's plans any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by Parent and its Subsidiaries. Parent has also agreed to honor all employee benefit obligations to current and former employees under the Company's compensation and benefit plans and all employee severance plans and all employment or severance agreements of the Company entered into prior to the date hereof.

     Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, that in the case of the Company any such waiver must be approved by a majority of the directors who are not Parent Insiders.

     Timing. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Offeror pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms contained in the Merger Agreement, there can be no assurance as to the timing of the Merger.

     The Tender and Voting Agreement.

     Concurrently with the execution and delivery of the Merger Agreement, each of the Directors and Officers who hold at least 1% of the Shares outstanding on a fully diluted basis, which represent in the aggregate approximately 24% of the Shares outstanding on a fully diluted basis as of the date hereof, have entered into a Tender and Voting Agreement, dated as of December 20, 1999, with Offeror and Parent (the "Tender and Voting Agreement"). Pursuant to the Tender and Voting Agreement, such Directors and Officers (the "T&V Shareholders") have agreed, among other things, to tender promptly the Shares held by them pursuant to the Offer, and not to withdraw any such Shares, and to various other provisions described below.

     Transfer of the Shares. The Tender and Voting Agreement provides that during its term, except as otherwise expressly provided therein, each T&V Shareholder agrees that such T&V Shareholder will not (a) tender into any tender or exchange offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any lien, any of the Shares, except for transfers by operation of Law; provided that any such transferee shall be bound by the terms of the Tender and Voting Agreement, (b) acquire any Shares (otherwise than in connection with a transaction in connection with adjustments or by exercising any of options held by such T&V Shareholder), (c) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, (d) enter into any contract, option or other arrangement (including any profit sharing arrangement) or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Shares or any other securities of the Company, (e) exercise any rights (including, without limitation, under Section 607.1302 of Florida Law) to demand appraisal of any Shares which may arise with respect to the Merger, or (f) take any other action that would in any way restrict, limit or interfere with the performance of such T&V Shareholder's obligations hereunder or the transactions contemplated hereby or which would otherwise diminish the benefits of the Tender and Voting Agreement to Parent or Offeror.

     Tender of Shares. The Tender and Voting Agreement provides that each T&V Shareholder agrees that such T&V Shareholder will validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw) pursuant to and in accordance with the terms of the Offer not later than the fifth business day after commencement of the Offer (or the earlier of the expiration date of the Offer and the fifth business day after such Shares are acquired by such T&V Shareholder if the T&V Shareholder acquires Shares after the date of the Merger Agreement), or, if the T&V Shareholder has not received the Offer documents by such time, within two business days following receipt of such documents, all of the then outstanding Shares beneficially owned by such T&V Shareholder (including the Shares outstanding as of the date of the Merger Agreement and shares issued following the exercise (if any) of the T&V Shareholder's Options.

     Voting Agreement. The Tender and Voting Agreement also provides that each T&V Shareholder (a) agrees to appear (or not appear, if requested by Parent or Offeror) at any annual, special, postponed or adjourned meeting of the shareholders of the Company or otherwise cause the Shares such T&V Shareholder beneficially owns to be counted as present (or absent, if requested by Parent or Offeror) thereat for purposes of establishing a quorum and to vote or consent, and (b) constitutes and appoints Parent and Offeror, or any nominee thereof, with full power of substitution, during and for the term of the Tender and Voting Agreement, as his true and lawful attorney and proxy for and in his name, place and stead, to vote all the Shares such T&V Shareholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the shareholders of the Company (and this appointment will include the right to sign his or its name (as shareholder) to any consent, certificate or other document relating to the Company that the laws of the States of Delaware and Florida may require or permit), in the case of both (a) and (b) above, (x) in favor of approval and adoption of the Merger Agreement and approval and adoption of the Merger and the other transactions contemplated thereby and (y) against
(1) any Acquisition Proposal, (2) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement and (3) any other action that is intended, or could be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger and the other transactions contemplated by the Tender and Voting Agreement and the Merger Agreement.

     No Solicitation. The Tender and Voting Agreement provides that, subject to the non-solicitation provisions of the Merger Agreement, each T&V Shareholder agrees that neither such T&V Shareholder nor any of such T&V Shareholder's officers, directors, employees, trustees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by any of them) will directly or indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain or induce any person to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing or authorize or permit any of its officers, directors, employees, trustees or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by any of them to take any such action. Each T&V Shareholder shall promptly advise Parent in writing of the receipt of any request for information or any inquiries or proposals relating to an Acquisition Proposal.

     Representations and Warranties. Under the Tender and Voting Agreement, the T&V Shareholders made customary representations and warranties to Parent and Offeror, including with respect to their authority to enter into and perform their obligations under the Tender and Voting Agreement, the due execution and delivery by the T&V Shareholders of the Tender and Voting Agreement and their good title to all of their Shares, free and clear of all encumbrances.

     Each of Parent and Offeror has also made customary representations and warranties under the Tender and Voting Agreement, including with respect to Parent's and Offeror's authority to enter into and perform its obligations under the Tender and Voting Agreement and the due execution and delivery by Parent and Offeror of the Tender and Voting Agreement.

     Termination. The Tender and Voting Agreement will terminate upon the earliest of: (i) as to any T&V Shareholder, upon the purchase of all the Shares beneficially owned by such T&V Shareholder pursuant to the Offer in accordance with the Tender and Voting Agreement, (ii) the Effective Time, or (iii) termination of the Merger Agreement in accordance with its terms.

     The foregoing is a summary of certain provisions of the Tender and Voting Agreement, a copy of which has been filed as an exhibit to the Schedule 14D-1 and is available in the manner set forth in Section 8. Such summary is qualified in its entirety by reference to the text of such agreement.

  Arrangements with Executive Officers of the Company.

     Amendments to Existing Employment Agreements. In connection with the execution of the Merger Agreement, Edmond Richards, Vice President of Engineering of the Company, and Stacy Wagner, Chief Finance Officer of the Company, entered into amendments to their existing employment agreements ("Employment Amendments"). The effectiveness of the Employment Amendments is conditioned on Offeror's acceptance of the Shares tendered in the Offer. The Employment Amendments both provide for extensions of the term of the employment agreement for three years beyond the current expiration date, and also extend the term of the non-competition provisions for two years following termination of the agreements. The foregoing is a summary of certain provisions of the Employment Amendments. The form of Employment Amendments has been filed as an exhibit to the Schedule 14D-1 and is available in the manner set forth in
Section 8. Such summary is qualified in its entirety by reference to the text of such agreements.

     Termination, Noncompetition, and Mutual Release Agreement. On December 20, 1999, the current president of the Company, Ronald S. Deferrari, entered into a Termination, Noncompetition and Mutual Release Agreement with the Company (the "Termination Agreement"). Pursuant to the Termination Agreement, Mr. Deferrari agreed that he and the Company would mutually terminate their employment relationship as of the date on which Offeror first accepts and pays for any Shares pursuant to the Offer. All of Mr. Deferrari's options to purchase shares of common stock of the Company shall remain outstanding and shall be treated the same as all other outstanding stock options of the Company in accordance with the Merger Agreement. Furthermore, Mr. Deferrari agreed that the portion of his employment agreement that includes the non-solicitation covenant and the covenant not to compete with the Company would be modified so that the covenants would be in effect for a period of two years from the date on which Offeror first accepts and pays for any Shares pursuant to the Offer. The non-solicitation covenant consists of an agreement not to solicit or attempt to solicit, sell to, lease to or offer to sell to or offer to lease to, except on behalf of the Company or any affiliate, any present or future customer of the Company or an affiliate, any goods or services competitive to the goods and services now or hereafter offered for sale or lease by the Company or any affiliate for the two year period described above. Mr. Deferrari agreed to release the Company from any claims that Mr. Deferrari could bring against the Company arising out of or in connection with his employment. The Company agreed to release Mr. Deferrari from any claim that the Company could bring against him arising out of or in connection with his employment except for any claims arising from or in connection with a breach of either the amended non-solicitation covenant or the amended covenant not to compete. In consideration of Mr. Deferrari's restrictions, release, and tendering his resignation from any and all positions as an officer or director of the Company, the Company agreed to pay $1,000,000 to Mr. Deferrari on the day following the date on which Offeror first accepts and pays for any Shares pursuant to the Offer. The foregoing is a summary of certain provisions of the Termination Agreement. A copy of the Termination Agreement has been filed as an exhibit to the Schedule 14D-1 and is available in the manner set forth in Section 8. Such summary is qualified in its entirety by reference to the text of such agreement.

  Other Matters.

     Dissenter's Rights. Shareholders of the Company do not have dissenters' rights as a result of the Offer. Under Florida Law, shareholders of the Company will not have dissenters' rights in connection with the Merger if, on the record date fixed to determine the shareholders entitled to vote on or consent to the Merger, the Shares are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or are held of record by 2,000 or more shareholders. If, however, the Shares are not so listed or designated and are not held of record by at least 2,000 shareholders, then holders of Shares who do not vote in favor of the Merger will have certain rights pursuant to the provisions of Sections 607.1301, 607.1302 and 607.1320 of the Florida Law to dissent and demand determination and payment of the fair value of their Shares. If the statutory procedures are complied with, such rights could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Shares. The fair value of Shares determined for the purpose of dissenters' rights could be more or less than the Merger Consideration. Section 607.1301(2) of the Florida Law defines "fair value" to exclude any appreciation or depreciation in anticipation of the transaction giving rise to dissenters' rights, unless such exclusion would be inequitable.

     The Shares of any shareholder who asserts dissenters' rights under Florida Law, but fails to perfect, or effectively withdraws or loses, his or her dissenters' rights, as provided in Florida Law, will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A shareholder may withdraw his or her notice of election to dissent by delivery to the Company of a written withdrawal of his or her notice of election to dissent.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE THEIR DISSENTERS' RIGHTS. FAILURE TO FOLLOW THE STEPS REQUIRED BY FLORIDA LAW FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

13.  DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the terms of the Merger Agreement, from and after the date of the Merger Agreement until the Effective Time, unless Parent has consented in writing thereto, the Company shall not, and shall not permit its subsidiaries to, (a) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its subsidiaries; (b) split, combine or reclassify its outstanding shares of capital stock; (c) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; (d) repurchase, redeem or otherwise acquire, except in connection with the Company Stock Plans, or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; or (e) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any voting debt or any other property or assets (other than the issuance of Shares pursuant to options outstanding on the date of the Merger Agreement under the Company stock plans and the issuance of Shares under the benefit plans of the Company).

14.  CERTAIN CONDITIONS TO THE OFFER.

     Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Offeror shall not be required to accept for payment or, subject to any applicable rules and regulation of the Commission, pay for any Shares, and may terminate or amend (subject to the terms and conditions of Section 1.1 of the Merger Agreement) the Offer (i) if prior to the expiration of the Offer (or, if extended, by the expiration of the Offer, as so extended) a number of Shares which together with any Shares owned by

Parent, Offeror, OBH and their affiliates constitutes more than 50% of the outstanding Shares (on a fully diluted basis) shall not have been validly tendered pursuant to the Offer and not properly withdrawn, (ii) if all applicable waiting periods under the HSR Act or the Exon-Florio Amendment shall not have expired or been terminated, or (iii) at any time prior to acceptance for payment for any such Shares, any of the following events shall occur; provided that in each such case Offeror shall not be permitted to terminate the Offer (except pursuant to paragraph (e)(ii), e(iii) or (g) below) if prior to the then scheduled expiration of the Offer the Offer shall have been extended:

          (a) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) a formal declaration of war or national or international calamity directly or indirectly involving the United States, (iii) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions that materially affects the extension of credit by banks or other lending institutions, (iv) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq or the over-the-counter market, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (b) the Company shall have breached or failed to perform any of its obligations, covenants or agreements under the Merger Agreement in a manner permitting Parent to terminate the Merger Agreement, or any representation or warranty of the Company set forth in the Merger Agreement shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made on such later date (other than representations and warranties made as of a specified date); provided that any such representations and warranties that are not qualified by a "material adverse effect" shall be deemed to be true and correct in all respects unless the failure of such representations and warranties to be so true and correct in all respects would have a material adverse effect on the Company or would prevent the Company from consummating the transactions contemplated by the Merger Agreement;

          (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (an "Action") before any court or other governmental entity: (i) challenging the acquisition by Parent or Offeror of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Merger Agreement; (ii) seeking to prohibit, or impose any limitations on, Parent's or Offeror's acquisition, ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries); (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal; (iv) seeking to impose limitations on the ability of Parent or Offeror effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other shares on all matters properly presented to the shareholders; or (v) that, in any event, would have a material adverse effect on the Company;

          (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or become applicable to the Offer or the Merger, or any other Action shall have been taken by any governmental entity other than the application to the Offer or the Merger of the waiting period under the HSR Act, that would result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph
     (c) above;

          (e) any person (as such term is defined in Section 13(d)(3) of the Exchange Act (other than Parent or any of its affiliates)) (i) commences a tender or exchange offer for a majority or more of the outstanding Shares at a price per Share greater than $12.50; (ii) shall have become the beneficial owner of more than 25% of the outstanding Shares; or (iii) shall have entered into a definitive agreement to acquire all or substantially all of the Shares or to effect a merger, consolidation or other business combination with or involving the Company;

          (f) there shall have occurred an event which has caused a material adverse effect on the financial condition, properties, business, assets, operations or results of operations of the Company taken as a whole, including any such effect resulting from any change in economic or business conditions generally or in the industries of the Company specifically;

          (g) the Board of Directors of the Company shall have amended, modified or withdrawn its recommendation of the Offer or the Merger in a manner adverse to Parent, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing or shall have failed to confirm within five business days of Parent's request therefore its recommendation of the Offer or the Merger; or

          (h) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms;

which, in the reasonable judgment of Parent, in any such case, and regardless of the circumstances giving rise to any such conditions, makes it reasonably inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions other than the Minimum Condition are for the sole benefit of Parent and may be asserted by Parent or Offeror regardless of the circumstances giving rise to such condition or may be waived by Parent other than the Minimum Condition, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. The failure by Parent or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering shareholders.

15.  CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Parent and Offeror in the Merger Agreement by the Company, neither Parent nor Offeror is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Offeror's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Entity that would be required for the acquisition or ownership of Shares by Offeror as contemplated herein. Should any such approval or other action be required, Parent and Offeror currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, Offeror does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business, or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below (or if any governmental approval is not obtained), Offeror could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. The Company is incorporated under the laws of the State of Florida. The Florida Law contains provisions that are intended to defer hostile takeovers of Florida-based corporations and are informally known as the "Affiliated Transactions Statute" and the "Control-Share Acquisition Statute." In general, the Affiliated Transactions Statute requires that any "affiliated transaction" between a corporation with more than 300 shareholders and any person who is the beneficial owner of more than 10% of the corporation's outstanding voting shares (an "interested shareholder"), or any affiliate or associate of an interested shareholder, must be approved by the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder. Absent approval by disinterested shareholders or an exception, the statute requires that a "fair price" be paid to shareholders in the transaction. An "affiliated transaction" includes a merger, a sale, exchange or other transfer of assets or shares of the corporation, and the benefit of loans, advances, pledges, guarantees, or other financial assistance or tax credits or advances provided by or through the corporation. The Affiliated Transactions Statute does not apply to an affiliated transaction if the transaction is approved in advance by a majority of the corporation's directors who are not affiliated or associated with the interested shareholder.

     Under the Control-Share Acquisition Statute, "control shares" of certain corporations that are acquired in a "control-share acquisition" will retain their voting rights only to the extent granted by a resolution that is approved by a majority of each class of voting securities of the corporation. A "control-share acquisition" is a direct or indirect acquisition by a person of the ownership or power to direct the exercise of the voting rights of "control shares," which is defined as shares that entitle a person to exercise more than specified proportions of the voting power of a corporation that is subject to the Control-Share Acquisition Statute (commencing with the acquisition of 20% or more of the voting shares of such corporation). An acquisition of shares does not constitute a "control-share acquisition" if the acquisition has been approved beforehand by the board of directors of the issuing corporation or if the acquisition occurs pursuant to a merger effected in compliance with Florida Law and the issuing corporation is a party to the agreement of merger or certain other statutory conditions have been met.

     At a meeting duly called and held on December 20, 1999, the Company's Board of Directors, none of whom are currently affiliated or associated with Offeror, Parent or OBH, unanimously approved the Offer, the Merger and Merger Agreement and has determined that the Merger is advisable and the Offer and Merger are fair to and in the best interests of the shareholders of the Company and recommended that the shareholders of the Company accept the Offer and tender all their Shares pursuant thereto. Accordingly, the Affiliated Transactions Statute and Control-Share Acquisition Statute will not apply to Offeror, Parent and OBH in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     Except as disclosed herein, Offeror does not know whether the Offer is subject to any state takeover statute or regulation and neither Parent nor Offeror has currently complied, or attempted to comply, with any state takeover statute or regulation. Offeror reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or is delayed in consummating the Offer or the Merger. In such case, Offeror may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Rule 13e-3: The Commission has adopted Rule 13e-3 under the Exchange Act ("Rule 13e-3"), which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

     Parent believes that Rule 13e-3 will not be applicable to the Merger because of the exemption afforded by Rule 13e-3(g)(1), among other reasons. However, under certain circumstances, Rule 13e-3 could be applicable to the Merger or other business combination in which Parent seeks to acquire the remaining Shares it does not beneficially own following the purchase of Shares pursuant to the Offer. For example, if the Merger as consummated is not substantially similar to the Merger as described in this Offer to Purchase and the Merger Agreement, Rule 13e-3 could apply. However, the terms and conditions of the Merger are governed by the Merger Agreement, and any amendment to the Merger Agreement must be approved by each party thereto. If Parent has exercised its right to appoint directors to the Board of Directors following its purchase of Shares pursuant to the Offer, any such amendment must be approved on behalf of the Company by the directors of the Company, in the manner set forth above.

     There can be no assurance that the Merger will take place, even though each party has agreed in the Merger Agreement to use its reasonable efforts to cause the Merger to occur, because the Merger is subject to certain conditions, some of which are beyond the control of either Parent or the Company. Since Parent's ultimate objective is to acquire ownership of all the Shares, if the Merger does not take place Parent would consider the acquisition, whether directly or through an affiliate, of Shares through private or open market purchases, or subsequent tender offers or a different type of merger or other combination of the Company with Offeror or an affiliate or subsidiary thereof, or by any other permissible means deemed advisable by it. Except as described in the section captioned "The Merger Agreement," any of these possible transactions might be on terms the same as, or more or less favorable than, those of the Offer or the Merger.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to these requirements.

     Parent expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the fifteenth day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Parent. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the tenth day after substantial compliance by Parent with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Offeror's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Offeror's proposed acquisition of the Company. At any time before or after Offeror's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Offeror or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

     Exon-Florio Amendment. Under the Exon-Florio Amendment, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to the Exon-Florio Amendment, notice of an acquisition by a foreign person may be made to the Committee on Foreign Investment in the United States ("CFIUS") either voluntarily by the parties to such proposed acquisitions, merger or takeover or by any member of CFIUS. CFIUS is comprised to representatives of the Departments of the Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the Office of Science and Technology Policy, the United States Trade Representative's Officer of Management and Budget, the Officer of Science and Technology Policy, the United States Trade Representative's Office and the Council of Economic Advisors, as well as the Assistant to the President for National Security Affairs and the Assistant to the President for Economic Policy.

     A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. The Exon-Florio Amendment does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if a notification is not made. If no notification is made, however, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. Offeror and the Company expect to file with CFIUS, on or about the date hereof, a joint voluntary notice of the transactions contemplated by the Merger Agreement. Although Offeror believes that the transactions contemplated by the Merger Agreement should not raise any national security concerns, there can be no assurance that CFIUS will not determine to conduct an investigation of the proposed transaction and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation.

16.  FEES AND EXPENSES.

     Blackwood Capital Group L.L.C. ("Blackwood") is acting as financial advisor to OBH, Parent and Offeror in connection with the Offer. OBH has agreed to pay Blackwood customary fees for its services as financial advisor, and has agreed to reimburse Blackwood for certain expenses incurred in connection with the Offer.

     Parent has retained D.F. King & Co., Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as described herein, neither Parent nor Offeror will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Offeror upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. None of OBH, Parent or Offeror is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If OBH, Parent or Offeror becomes aware of any state law prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, Offeror will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF OBH, PARENT OR OFFEROR NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OBH, PARENT OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

     OBH, Parent and Offeror have filed with the Commission a Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          VOLCANO ACQUISITION CORP.

December 27, 1999

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                          OF OBH, PARENT, AND OFFEROR

     The names and ages of the directors and executive officers of Parent, Offeror and OBH, and their present principal occupations or employment and five-year employment history, are set forth below. Unless otherwise indicated, each individual is a citizen of Switzerland, his or her business address is Hofweisenstrasse 135, CH-8021 Zurich, Switzerland and he or she has been employed by OBH for the last five years.

                                      OBH

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                              OBH; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                              -------------------------------------------------------
Dr. Willy Kissling (55)................  Chairman of the Board of Directors and President since
                                         1998. Prior to 1998, Chief Executive Officer of Landis &
                                         Gyr AG.
Jack Schmuckli (59)....................  Vice-Chairman of the Board of Directors and Vice
                                         President. Former Chief Executive Officer, Sony Europe
                                         GmbH.
Peter Kupfer (55)......................  Member of the Board of Directors. Private Consultant.
                                         Chief Executive Officer of Privatbank-Gruppe CS (banking)
                                         from 1993 until 1996. President of Valora TMP AG
                                         (food/trading) since 1998. Mr. Kupfer's business address
                                         is Rotfluhshasse 83, CH-8702 Zollikon, Switzerland.
Dr. Pius Baschera (49).................  Member of the Board of Directors, Chief Executive Officer,
                                         Hilti AG (construction equipment). Mr. Baschera's business address is Feldkircherstrasse FL-9494 Schaan,
                                         Liechtenstein.
Dr. Lothar Spath (62)..................  Member of the Board of Directors, Chief Executive Officer,
                                         Jenoptik AG (optical instruments). Chairman of the Board
                                         of Syba Bau AG (construction) since 1993. Chairman of the
                                         Board of ID Media AG (media services) since 1998. Chairman of the Board of Herrenknecht AG (construction) since 1997.
                                         Mr. Spath is a citizen of Germany and his business address is Carl-Zeiss-Strasse 1, D-07743 Jena, Germany.
Bruno Widmer (58)......................  Member of the Board of Directors. Chairman of the Board
                                         and Chief Executive Officer, Young & Rubicam Europe &
                                         Middle East (advertising consultants). Member of the Board of Directors of Advico Young & Rubicam until 1998. Mr.
                                         Widmer's business address is Meisenrain 39, CH-8044
                                         Zurich, Switzerland.
Markus Rauh (60).......................  Member of the Board of Directors. Chairman of the Board,
                                         Swisscom AG (telecommunications). Formerly Chief Executive
                                         Officer, Leica International (optical instruments). Mr.
                                         Rauh's business address is Schochengasse 6, CH-9001 St.
                                         Gallen, Switzerland.
Dr. Beat Baumgartner (49)..............  Chief Financial Officer. Chairman of the Board of
                                         Directors, President and Treasurer of Parent.
Thomas Emch (49).......................  General Counsel. General Counsel of Siemens Building
                                         Technologies Group from 1996 until 1999. General Counsel
                                         of the Sika Group from 1985 until 1996.
Linda Forster Hany (33)................  Head of Corporate Communications from 1998 to date. Head of Corporate Communications of SIG Swiss Industrial
                                         Company Ltd. from 1995 until 1998.
Heinz Kundert (47).....................  Chief Operating Officer. Chief Operating Officer of
                                         Balzers and Leybold Holding AG Division (high technology)
                                         since 1998. Head of Balzers Processing Systems Division of
                                         Balzers and Leybold Holding Division, from 1991 until
                                         1998. Chairman of Board of Directors and President of
                                         Offeror.

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                              OBH; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                              -------------------------------------------------------
Dr. Umberto Somaini (56)...............  Head of Contraves Space Division. Head of Space Division
                                         of Oerlikon Contraves AG from 1995 until 1998. Mr.
                                         Somaini's business address is Schaffhauserstrasse 580,
                                         CH-8052 Zurich, Switzerland.
Oscar J. Schwenk (55)..................  Head of Pilatus Aircraft Division. Former Chairman of the
                                         Board of Pilatus Business Aircraft and Transairco, Ltd.
                                         Mr. Schwenk's business address is CH-6371 Stans,
                                         Switzerland.

                                     PARENT

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                             PARENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                             ----------------------------------------------------------
Dr. Beat Baumgartner (49)..............  Chairman of the Board of Directors, President and
                                         Treasurer. Chief Financial Officer of OBH.
Joachim Menke (49).....................  Member of the Board of Directors. Head of Instrumentation
                                         Sub-division of Balzers and Leybold Holding AG Division of
                                         OBH. Mr. Menke is a citizen of Germany and his business
                                         address is Wilhelm-Rohn-Strasse 25, D-63450 Hanau,
                                         Germany.
Aaron Locker (72)......................  Member of the Board of Directors and Secretary. President
                                         of Locker, Greenberg & Brainin P.C. Mr. Locker is a
                                         citizen of the United States and his business address is
                                         c/o Locker, Greenberg & Branin P.C., 420 Fifth Avenue, New
                                         York, New York 10018.

                                    OFFEROR

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                             OFFEROR; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                             -----------------------------------------------------------
Heinz A. Kundert (47)..................  Chief Operating Officer of OBH Chief Operating Officer of
                                         Balzers and Leybold Holding AG Division of OBH since 1998.
                                         Head of Balzers Processing System Division of Balzers and
                                         Leybold Holding AG Division, from 1991 until 1998. Chairman of Board of Directors and President.
Martin E. Bader (41)...................  Member of the Board of Directors and Vice-President. Head
                                         of the Semi-conductor Division of Balzers Limited, a
                                         wholly-owned subsidiary of OBH, since August 1987. Dr.
                                         Bader is a citizen of Germany.
Peter Ruof (64)........................  Member of the Board of Directors and Secretary. Chairman of
                                         Blackwood Capital Group L.L.C. Mr. Ruof is a citizen of
                                         Germany and his business address is Blackwood Capital Group
                                         L.L.C., 200 East 33 Street, New York, New York 10016.

MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH SHAREHOLDER OF THE COMPANY OR HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF THE ADDRESSES SET FORTH BELOW:

                               The Depositary is:

                              THE BANK OF NEW YORK

           By Mail:               By Facsimile Transmission:     By Hand or Overnight Courier:
Tender and Exchange Department          (212) 815-6213          Tender and Exchange Department
        P.O. Box 11248            (For Eligible Institutions          101 Barclay Street
                                             Only)
     Church Street Station
                                                                  Receive and Deliver Window
 New York, New York 10286-1248    For Confirmation Telephone:      New York, New York 10286
                                        (212) 815-6173

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005

             Banks and Brokerage Firms Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 858-3409